Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Invesco Ltd. for the registration of debt securities, guarantees of debt securities, preference shares, common shares, warrants, and subscription rights and to the incorporation by reference therein of our reports dated February 25, 2009, with respect to the consolidated financial statements of Invesco Ltd., and the effectiveness of internal control over financial reporting of Invesco Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

May 14, 2009                                                                                                                  /s/ Ernst & Young LLP

Atlanta, Georgia